Exhibit 10.50

POST HOLDINGS, INC.
PRSU AGREEMENT

    POST HOLDINGS, INC. (the “Company”), hereby grants to the individual named below (the “Grantee”) an award of performance-based restricted stock units (the “PRSUs”) as set forth below, effective on the Date of Grant set forth below, subject to the Board approving the Post Holdings, Inc. 2021 Long-Term Incentive Plan (the “Plan”) on November 17, 2021, and subject to the Grantee timely executing and delivering to the Company, pursuant to such procedures as the Company will establish from time to time, this PRSU Agreement (this “Agreement”). Subject to the terms of this Agreement, the PRSUs shall vest and become payable in Shares, subject to earlier termination of the PRSUs, as provided in this Agreement and the terms and conditions of the Plan. Capitalized terms used but not defined in this Agreement shall have the same definitions as in the Plan.

Grantee:
Number of PRSUs at Target (“Target Award”):
Date of Grant:
Performance Period: October 1, 2021 – September 30, 2024
Vesting Schedule: Subject to Section 2 of this Agreement, 0% to 260% of the Target Award shall vest following the end of the Performance Period, on the date on which the Committee certifies the extent to which the Performance Criteria have been achieved, which date shall not be later the December 31st that immediately follows the last day of the Performance Period (the “Default Vesting Date”), and as otherwise set forth in Appendix A.

1.Award. Subject to and conditioned upon the receipt of shareholder approval of the Plan on or before November 17, 2022 (the “Shareholder Approval Condition”), each PRSU represents the right to receive one Share with respect to each PRSU that vests as set forth in this Agreement, including Appendix A, subject, as applicable, to achievement of the applicable Performance Criteria and certification by the Committee thereof (the portion of the PRSUs that vests is hereafter referred to as the “Vested Units”). In the event the Shareholder Approval Condition is not satisfied (and for the sake of clarity, is not satisfied before the occurrence of an Accelerated Vesting Date, if applicable), each PRSU represents the right to receive an amount in cash equal to the closing price of a Share on the Vesting Date with respect to each Vested Unit, subject, as applicable, to achievement of the applicable Performance Criteria, and certification by the Committee thereof.
2.Vesting and Forfeiture.
(a)Condition to Vesting. The vesting of the PRSUs on a Vesting Date (as defined in Section 2(b)) is, subject to the Grantee’s continued employment with the Company (or its Affiliates or Parent, as applicable) through the applicable Vesting Date, except as specifically provided by Section 2(b)(ii)(1).
(b)Accelerated Vesting.
i.Death and Disability. Subject to Section 2(c) below, the Target Award will become Vested Units as of the date of the Grantee’s death or Disability (such date, an “Accelerated Vesting Date” which, together with the Default Vesting Date, is a “Vesting Date”), if either such event occurs prior to the Default Vesting Date.
ii.Change in Control. Subject to Section 2(c) below, notwithstanding anything to the contrary in Section 6(g) of the Plan, in the event the Grantee ceases to be employed with the Company (or its Affiliate or Parent, as applicable), either as a result of a termination by the Company (or its Affiliate or Parent, as applicable) without Cause or by the Grantee for Good Reason:
1.Within the three (3)-month period prior to the occurrence of a Change in Control Date or on the Change in Control Date, a number of unvested PRSUs shall become Vested Units on such Change in Control equal to the greater of: (A) the number of PRSUs that would have become vested based upon the achievement of the Performance Criteria, calculated as set forth in Appendix A through the last full trading day prior to the Change in Control Date (such date, also an “Accelerated Vesting Date”) or (B) the Target Award adjusted pro-rata based on the number of days of the Performance Period which have passed as of the Change in Control Date (such date, also an “Accelerated Vesting Date”), and the remainder shall be forfeited; or

2.During the twelve (12)-month period starting on the day following the Change in Control Date and ending on the first anniversary of the Change in Control Date, a number of unvested PRSUs shall become Vested Units on such termination of employment equal to the greater of: (A) the number of PRSUs that would have become vested based upon the achievement of the Performance Criteria, calculated as set forth in Appendix A through the last full trading day prior to date upon which the Grantee ceases to be employed (such date, also an “Accelerated Vesting Date”) or (B) the Target Award adjusted pro-rata based on the number of days of the Performance Period which have passed as of the day of termination of employment (such date, also an “Accelerated Vesting Date”), and the remainder shall be forfeited.
iii.Failure to Assume. In the event that in connection with a Change in Control the acquirer does not agree to assume in writing, effective upon the Change in Control, on substantially the same terms, the PRSUs and the obligations hereunder: a number of unvested PRSUs shall become Vested Units as of immediately prior to the Change in Control Date equal to the number of PRSUs that would have become vested based upon the achievement of the Performance Criteria, calculated as set forth in Appendix A through the last full trading day prior to the Change in Control Date (such date, also an “Accelerated Vesting Date”), and the remainder shall be forfeited.
(c)Conversion to Time-Based Awards. If the Committee determines that, as the result of the occurrence of a Change in Control, the Performance Criteria should no longer apply to the PRSUs following the Change in Control, the Committee shall calculate the Vesting Percentage as set forth in Appendix A through the last full trading day prior to the Change in Control Date and thereafter a number of PRSUs equal to the Target Award multiplied by such Vesting Percentage (the “Time-Based PRSUs”) will be subject to the requirement to remain employed through the applicable Vesting Date (and except for such Time-Based PRSUs, any other portion of the award made pursuant to this Agreement shall be forfeited without payment or consideration therefor), it being understood that (i) the applicable Vesting Date of the then-outstanding Time-Based PRSUs shall be either the Default Vesting Date set forth above or, if applicable, an Accelerated Vesting Date, subject to the conditions thereof, (ii) upon such applicable Vesting Date, if any, the Time-Based PRSUs shall become vested without additional adjustment with respect to performance through such applicable Vesting Date, and (iii) in the event the Grantee’s employment terminates prior to such applicable Vesting Date (other than a termination described in Section 2(b) above, in which case the then-outstanding Time-Based PRSUs shall become vested pursuant to clause (ii) of this Section 2(c)), the Time-Based PRSUs shall be forfeited as set forth in Section 2(d).
(d)Forfeiture Upon Termination of Employment. Except as otherwise provided in Sections 2(b) and 2(c) above, in the event that the Grantee’s employment with the Company (or its Affiliate, as applicable) terminates for any reason or no reason, voluntarily or involuntarily, the Grantee shall forfeit any and all PRSUs which are not and cannot become, as of the time of such termination or as a result of the completion of the Performance Period, Vested Units, and the Grantee shall not be entitled to any payment or other consideration with respect thereto.
(e)Definition of Cause. For purposes of this Agreement, Cause shall be defined as: (i) Grantee’s conviction of a crime, the circumstances of which involve fraud, embezzlement, misappropriation of funds, dishonesty or moral turpitude, and which is substantially related to the circumstances of Grantee’s duties; (ii) Grantee’s conviction of a crime, the circumstances of which involve federal or state securities laws; or (iii) Grantee’s falsification of Company or Affiliate records.
3.Settlement of the Vested Units.
(a)Settlement. Subject to all the terms and conditions set forth in this Agreement and the Plan, including Section 1, the Company shall issue to the Grantee a number of Shares equal to the number of Vested Units (or if the Shareholder Approval Condition is not met, the cash equivalent thereof) no later than sixty (60) days after the Vesting Date.
(b)Compliance with Laws. The grant of the PRSUs and issuance of Shares or cash upon settlement of the Vested Units shall be subject to and in compliance with all applicable requirements of federal, state and foreign law with respect to such securities, other law or regulations and the requirements of any stock exchange or market system upon which the Stock may then be listed. The Company’s inability to obtain permission or other authorization from any relevant regulatory body necessary to the lawful issuance of any Shares subject to the Vested Units shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority was not obtained. As a condition to the settlement of the Vested Units, the Company may require the Grantee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and/or to make any representation or warranty with respect thereto.

(c)Registration. Shares issued in settlement of the Vested Units shall be registered in the name of the Grantee. Such Shares may be issued either in certificated or book entry form. In either event, the certificate or book entry account shall bear such restrictive legends or restrictions as the Company, in its sole discretion, shall require.
4.Incorporation of the Plan by Reference. The award of PRSUs pursuant to this Agreement is granted under, and expressly subject to, the terms and provisions of the Plan, which terms and provisions are incorporated herein by reference, except as expressly provided herein. The Grantee hereby acknowledges that a copy of the Plan has been made and remains available to the Grantee.
5.Committee Discretion. This Award has been made pursuant to a determination made by the Committee. Notwithstanding anything to the contrary herein, the Committee shall have the authority as set forth in the Plan.
6.No Right to Continued Employment. Nothing in this Agreement shall be deemed to create any limitation or restriction on such rights as the Company or its Affiliates or Parent otherwise would have to terminate the employment of the Grantee at any time for any reason.
7.Withholding of Taxes. In addition to any rights the Company may have pursuant to Section 12(d) of the Plan, the Company shall make such provisions for the withholding or payment of taxes as it deems necessary under applicable law and shall have the right to deduct from payments of any kind otherwise due to the Grantee or alternatively to require the Grantee to remit to the Company an amount in cash, by wire transfer of immediately available funds, certified check or such other form as may be acceptable to the Company, sufficient to satisfy at the time when due any federal, state, or local taxes or other withholdings of any kind required by law to be withheld with respect to the PRSUs.
8.Entire Agreement. This Agreement and the Plan contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations between the parties with respect to the subject matter hereof.
9.Governing Law. To the extent federal law does not otherwise control, this Agreement shall be governed by the laws of the State of Missouri, without giving effect to principles of conflicts of laws. The Grantee shall be solely responsible to seek advice as to the laws of any jurisdiction to which he or she may be subject, and participation by the Grantee in the Plan shall be on the basis of a warranty by the Grantee that he or she may lawfully so participate without the Company being in breach of the laws of any such jurisdiction.
10.Not Assignable or Transferable. The PRSUs shall not be assignable or transferable other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, if permitted by the Committee, the Grantee may assign his or her rights with respect to the PRSUs granted herein to a trust or custodianship, the beneficiaries of which may include only the Grantee, the Grantee’s spouse or the Grantee’s lineal descendants (by blood or adoption). In the event of any such assignment, such trust or custodianship shall be subject to all the restrictions, obligations, and responsibilities as apply to the Grantee under the Plan and this Agreement and shall be entitled to all the rights of the Grantee under the Plan.
11.Specified Employee Delay and Separation. Notwithstanding anything herein to the contrary, in the event that the Grantee is determined to be a specified employee within the meaning of Section 409A of the Code, payment on account of termination of employment shall be made on the earlier of the first payroll date which is more than six months following the date of the Grantee’s termination of employment, or the Grantee’s death, in any event only to the extent required to avoid any adverse tax consequences under Section 409A of the Code. References to termination of employment and similar phrases or terms under this Agreement shall mean a “separation from service” within the meaning of Section 409A of the Code.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf, and the Grantee has signed this Agreement to evidence his or her acceptance of the terms hereof, all as of the Date of Grant.

POST HOLDINGS, INC.	GRANTEE

By:
Name:	[name]
Title:

Appendix A

Performance Criteria

Subject to the terms and restrictions of the Agreement and the Plan, the PRSUs shall be eligible to become Vested Units based on the level of achievement of the performance goals set forth herein during the Measurement Period, as defined in this Appendix A. The number of Vested Units shall be determined by multiplying the Target Award by the Vesting Percentage, as defined in this Appendix A.
The Company’s “Relative TSR Percentile Rank” shall be determined by the Committee and means the percentile rank of the Company’s TSR for a period (the “Measurement Period”), which period shall be determined as follows: (i) other than in the case of Sections 2(b)(ii), 2(b)(iii) or (c), the Performance Period, (ii) in the case of Sections 2(b)(ii)(1), 2(b)(iii) and 2(c), during the Performance Period but only through the last full trading day prior to the Change in Control Date, and (iii) in the case of Section 2(b)(ii)(2), during the Performance Period but only through the last full trading day prior to the date upon which the Grantee ceases to be employed, in any case relative to the TSR of the companies (the “Peer Group”) set forth below.
“Peer Group” means those companies which are included in the Russell 3000 Packaged Foods and Meats Index on the Date of Grant, as determined by the Committee. Constituents of the Peer Group (the “Peer Companies”) may be changed as follows:
i.In the event of a merger, acquisition or business combination transaction of a Peer Company with or by another Peer Company, the surviving entity shall remain a Peer Company.
ii.In the event of a merger of a Peer Company with an entity that is not a Peer Company, or the acquisition or business combination transaction by or with a Peer Company, or with an entity that is not a Peer Company, in each case where the Peer Company is the surviving entity and remains publicly traded, the surviving entity shall remain a Peer Company.
iii.In the event of a merger or acquisition or business combination transaction of a Peer Company by or with an entity that is not a Peer Company, a “going private” transaction involving a Peer Company where the Peer Company is not the surviving entity or is otherwise no longer publicly traded, the company shall no longer be a Peer Company.
iv.In the event of a stock distribution from a Peer Company consisting of the shares of a new publicly-traded company (a “spin-off”), the Peer Company shall remain a Peer Company and the stock distribution shall be treated as a dividend from the Peer Company based on the closing price of the shares of the spun-off company on its first day of trading.  The performance of the shares of the spun-off company shall not thereafter be tracked for purposes of calculating TSR.
v.Otherwise as the Committee shall determine is necessary and appropriate to prevent enlargement or dilution of rights.

“TSR” means total shareholder return as applied to the Company and each of the companies in the Peer Group, and will be equal to the difference of (A) the quotient of (i) (a) the applicable Ending Stock Price plus (b) dividends paid with respect to a record date occurring during the period over which the Beginning Stock Price is calculated and during the remainder of the Measurement Period (assuming dividend reinvestment on the ex-dividend date), divided by (ii) (a) the applicable Beginning Stock Price plus (b) dividends paid with respect to a record date occurring during the period over which the Beginning Stock Price is calculated (assuming dividend reinvestment on the ex-dividend date); minus (B) 1.00. For purposes of calculating TSR:

(1) Any dividend paid in cash shall be valued at its cash amount. Any dividend paid in securities with a readily ascertainable fair market value shall be valued at the market value of the securities as of the dividend record date.

(2) If any company included in the Peer Group on the Date of Grant (and any successor to such company) does not have a common stock price that is quoted on a national securities exchange at the end of the Measurement Period due to reasons not enumerated above in the definition of Peer Group, then such company will be removed from the Peer Group, provided that if any company included in the Peer Group on the Date of Grant (and any successor to such company) (a) files for bankruptcy, reorganization or liquidation under any chapter of the U.S. Bankruptcy Code, (b) is the subject of an involuntary bankruptcy proceeding that is not dismissed within 30 days, or (c) is the subject of a shareholder approved plan of liquidation or dissolution, the TSR of such company shall be negative 100% for purposes of determining Relative TSR Percentile Rank.

“Beginning Stock Price,” with respect to the Company or any other company in the Peer Group, means the average of the closing sales prices for a share of common stock of the applicable company for the 250 trading days (or 90 trading days if the Measurement Period is shorter than 250 trading days) immediately preceding and including the first day of the Measurement Period, as reported in the Wall Street Journal or such other sources as the

Committee deems reliable. If a member of the Peer Group has been publicly traded for less than 250 trading days, such company’s beginning stock price shall equal the average of the closing sales prices for a share of common stock of the applicable company over the period during which the company’s stock has been publicly traded.
“Ending Stock Price,” with respect to the Company or any other company in the Peer Group, means the average of the closing sales prices for a share of common stock of the applicable company for the 250 trading days (or 90 trading days if the Measurement Period is shorter than 250 trading days) immediately preceding and including the last day of the Measurement Period, as reported in the Wall Street Journal or such other sources as the Committee deems reliable.

“Vesting Percentage” is a function of the Company’s Relative TSR Percentile Rank during the Measurement Period and shall be determined as set forth below:

Relative TSR Percentile Rank	Vesting Percentage
≥85th	260%
75th	200%
50th	100%
25th	50%
To determine the Relative TSR Percentile Rank during the Measurement Period, the Committee will rank the TSR of the companies in the Peer Group including the Company from highest to lowest, with the highest being ranked number 1, and apply the following formula, where N is the total number of companies in the Peer Group including the Company and R is the ranking of the Company’s TSR within the Peer Group:

N - R
N - 1
The result will be rounded to the nearest whole percentile, rounding up for any value of .50 or higher.
In the event that the Relative TSR Percentile Rank is less than the 25th percentile, the Vesting Percentage shall be equal to 0%. In the event that the Relative TSR Percentile Rank during the Measurement Period falls between two Relative TSR Percentile Ranks set forth above, the Vesting Percentage shall be determined using straight line linear interpolation between the levels specified above. Notwithstanding the Relative TSR Percentile Rank, in the event the Company’s TSR for the Measurement Period is a negative number, the Vesting Percentage shall not exceed 100%.
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